Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-126586 and No. 333-122676 on Form S-8 of our report relating to the consolidated financial statements of iPCS, Inc. and Subsidiaries dated December 21, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the financial statements in conformity with AICPA Statement of Position 90-7, “Financial Reporting for Entities in Reorganization Under the Bankruptcy Code”), appearing in this Annual Report on Form 10-K of iPCS, Inc. and Subsidiaries for the year ended September 30, 2005.

/s/ DELOITTE & TOUCHE LLP
Davenport, Iowa
December 21, 2005